Exhibit 12

                       TV GUIDE, INC.
    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
        (amounts in thousands, except for ratios)
                        (unaudited)


                             Year Ended December 31
                    ----------------------------------------
                     1999    1998     1997     1996    1995
                    ----------------------------------------

Earnings Available
for Fixed Charges:
 Income before
  income taxes
  and minority
  interest         $43,239 $161,418 $105,246 $71,037 $37,932
 Interest and
  expense on
  indebtedness      43,609    1,629    2,122   2,024   2,003
 One-third of
  rental expense,
  net of sub-
  leasing income
  for operating
  leases             8,786    5,828    5,326   4,837   2,433
                   ------- -------- -------  ------- -------
                   $95,634 $168,875 $112,694 $77,898 $42,368
                  ======== ======== ======== ======= =======

Fixed Charges:
 Interest and
  expense on
  indebtedness      43,609    1,629    2,122   2,024   2,003
 One-third of
  rental expense,
  net of sub-
  leasing income,
  for operating
  leases             8,786    5,828    5,326   4,837   2,433
                   ------- --------  ------- ------- -------
                   $52,395 $  7,457  $ 7,448 $ 6,861 $ 4,436
                   ======= ========  ======= ======= =======

Ratio of earnings
 to fixed charges     1.83    22.65    15.13   11.35    9.55
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